Exhibit 99.1

Xerium Technologies Inc.

First Quarter 2009 Financial Results Conference Call

Wednesday, May 6, 2009

8:00 a.m. EDT

Executives:

Ted Orban, Vice President and Treasurer

Marshall Woodworth, Vice President of Finance

Stephen Light - President, CEO & Chairman

Operator

Welcome to the Xerium Q1’09 earnings conference call on the 6th of May, 2009. Your host for today’s call is Ted Orban.

Ted Orban

Thank you, and welcome to the Xerium Technologies First Quarter 2009 Financial Results Conference Call. Joining me this morning are Stephen Light, the CEO, Chairman and President of Xerium Technologies, and Marshall Woodworth, Vice President of Finance. Stephen will start the discussion this morning with an update on our progress, and then Marshall will provide further financial details with respect to the quarter. Then, we will open the line for questions.

Xerium Technologies’ financial results for the quarter were announced in a press release after the market closed on Tuesday, May 5, 2009. Notification of this call was broadly disclosed and this conference call is being webcast using the link on the Investor Relations homepage on our website at www.xerium.com. I would also note that we will make comments today about the future expectations, plans, and prospects for the Company that constitute forward looking statements for the purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those described in yesterday’s press release. The forward-looking statements represent our views as of today, May 6, 2009, and we specifically disclaim any obligation to update these forward-looking statements.

Lastly, on this call, we plan to discuss supplementary non-GAAP financial measures, such as Adjusted EBITDA, that are key metrics for our credit facility covenants and that we use internally to assess liquidity and financial performance and, therefore, believe will assist you in better understanding our Company. A reconciliation of these measures to the comparable GAAP numbers is available in our press release which is posted in the Investor Relations section of our website at www.xerium.com.

With that, I’ll turn the call over to Stephen.

Stephen Light

Thanks, Ted. Ladies and gentlemen, good morning. Thanks for joining us. Let’s get right to the heart of the conversation this morning. During the just finished first quarter, the paper industry that we serve declined at what most people would correctly call a shocking rate. Without a doubt, the bottom fell out and there was no place to hide. Paper production of every grade in every region of the world we serve declined and declined quickly. Depending on the region and the grade, paper production dropped as much as 40% with brown paper, the material boxes are made from, getting hit the hardest as overall economic activity slowed. Tissue held up the best across most regions, but even there production dropped and new machine startups in Asia were indefinitely postponed.

As compared to the first quarter of 2008, our revenues unadjusted for currency changes declined 26.8% ranging from a decline of 11.7% in Asia to a decline of 32.4% in Europe, with North America declining 26.4% and South America declining 15.8%. During the first quarter of 2009, the Euro fell from 1.50 in Q1 2008 to below 1.30 as the dollar strengthened unexpectedly. When adjusted for currency swings in all regions, our revenue still declined by 18.3%. As compared to the first quarter of 2008, in the first quarter of 2009 our gross margin percentages decreased only slightly. Even though our cost of sales expense decreased 24.5%, we were unable to fully absorb our fixed overhead costs. In fact, our variable cost of sales were reduced by 28.5%, but our fixed cost of sales declined only 16.6%. As most of you will recognize, our business is very capital intensive. And while we can reduce headcount and shorten work weeks to reduce variable expenses on short notice, we cannot do the same with our buildings and machinery.

Product pricing held reasonably firm in the quarter, declining approximately 1% [correct statement is “remained unchanged”] versus last year’s quarter. Frankly, I’m surprised at this strength. I’m very disappointed with our first quarter results, but at the same time I am appreciative of the hard work and sacrifices that went into reducing expenses as much as we did. We can do better than we did, and I believe we will but time will tell about our markets. Absent the terrific work done in 2008, our results would have been far worse. I’ll speak more about this in a few minutes.

In our last call just eight weeks ago, we spoke about the work we accomplished in 2008 to move the Company forward using our new three stage strategy of generating cash to reduce debt, introducing new products our customers want, and third, relying on our people’s dedication to drive creativity and innovation. In 2008, the first year of the strategy, we made good progress on all three. Unequivocally, I believe this continues to be the right strategy for the troubled market we serve today. For example, our focus on cash management to reduce debt helped us anticipate that some of our customers would be in dire financial trouble in 2009. We all know that two of them, Smurfit and AbitibiBowater declared bankruptcy thus far this year. We were fully reserved for both and have worked aggressively to reduce our receivables exposure to them well in advance of their bankruptcy filings.

Another example of our preparation for a tough 2009 is our just completed closure of our Australian paper machine clothing factory from which we transferred production to our other more efficient plants in North and South America and in Europe. This work transfer went a long way to helping absorb the fixed overhead of these plants as their home market volumes declined. The actual last production day for the Australian plant occurred on plan at the end of March. Our closing costs were favorable to our budgeted amounts.

Finally, freezing benefits under one of our U.S. pension plans and canceling of our retiree medical plan is expected to result in lower annual expenses of approximately $2.8 million in 2009 as compared to 2008. And another change we made during 2008 that will help us weather this downturn in our consignment inventory management policies. That change is particularly beneficial now. During the second half of 2008 and particularly in the fourth quarter, we eliminated as much consignment inventory from our customers’ warehouses and as much “Make and Hold” inventory from our facilities as possible. This reduction reduced our required capital and positioned us to participate in the forthcoming recovery more quickly than our competitors. I am confident that before any paper maker buys more clothing, they’ll consume most of what they already have, using the “first in first out rule.” Since we’ve trimmed our inventories, when they reach for a piece of clothing for a position we provide, they will quickly purchase another one from us to replace it. And since we’re continuing to reduce our lead times from order to build in our plants, we can be highly responsive to these orders.

We used our cash to pay down our debt on March 31st. We made scheduled interest payments of $14 million, scheduled principal payments of $5 million, and obligatory payments of $16 million in free cash flow sweep charges related to our Adjusted EBITDA from last year. While the pension freeze and our mark to market hedge gains during the year generated approximately $52 million of Adjusted EBITDA, they did not generate any cash. The Adjusted EBITDA generated by these two items offset restructuring expenses and non-cash reserves that improved the Company. However, an unexpected quirk in our loan agreement required us to make “excess cash sweep” payments based on an Adjusted EBITDA calculation. We used cash from operations, and our highly successful trade working capital reduction program, plus a draw on our revolver, to fund the sweep payment.

We had a net loss in the quarter but did generate over $20 million of Adjusted EBITDA. That’s a long way from what we had budgeted and has caused us to take a hard look at our expectations for the remainder of the year and at our plans for elective expenses.

While we have detailed plans for where we will cut even more costs, we will continue our investment in new products, as we believe, and I think most folks in this market believe, that demand will return, perhaps not to levels we saw in 2008, but it will return, and we intend to stay on our strategy to deliver new products our customers want.

Now I’m going to turn the call over to Marshall to provide more insight into the results and then I’ll return to speak about our plans for the remainder of the year.

Marshall Woodworth

Net sales for the first quarter were $116.5 million, this was a 26.7% decrease from net sales of $159.0 million for the 2008 first quarter, reflecting the sudden and dramatic slowdown in the global paper industry, which impacted our operations beginning late in 2008. Excluding currency effects, 2009 first quarter net sales declined 18.3% from a year ago. We have been significantly impacted by a strengthening U.S. dollar relative to other currencies, as approximately two-thirds of our sales are conducted in currencies other than the dollar.

Clothing segment sales declined 24.9% to $77.8 million from $103.6 million in the year-ago quarter, primarily due to unfavorable currency effects of $13.6 million and decreased sales volumes in Europe, North and South America. The decline was partially offset by increased sales in Asia-Pacific and by favorable currency effects on pricing. Excluding the effects of currency, net clothing segment sales decreased approximately 16.4%. Overall pricing levels in the clothing segment decreased approximately 1% from the prior year quarter, much better than we expected given our competitors’ efforts to shed inventory in the face of declining demand.

Roll covers segment sales declined 30.2% to $38.7 million in the first quarter of 2009, from $55.4 million a year ago. The decrease is primarily the result of decreased sales volumes in Europe and North America and unfavorable currency effects of $4.6 million. Excluding the effects of currency, net roll cover segment sales decreased approximately 21.9%. Overall pricing levels in the roll covers segment increased approximately 1.0% during the quarter from a year ago. As we have seen over the past few years, mills are prone to stretch the life of their roll covers to maximum advantage and this period of financial stress has encouraged that behavior.

Gross margin for the quarter was $44.3 million or 38.0% of net sales, compared to $63.3 million or 39.8% of net sales in the first quarter of 2008. Gross margin percentage in clothing was 39.1%

for the first quarter of 2009, down from 39.8% a year ago, primarily due to a lower level of net sales and partially offset by favorable currency effects. Gross margin percentage in roll covers was 34.4%, down from 39.9%, primarily due to our inability to fully absorb our fixed overhead costs due to the lower net sales, partially offset by favorable currency effects. In both segments, under-absorption of fixed costs was a substantial contributor to lower gross margins.

We recorded a restructuring expense of $0.1 million during the quarter, which includes a gain on sale from our Swedish roll covers facility of $1.2 million, entirely offset by severance costs of $0.8 million and facility and other costs of $0.5 million. Those initiatives are related to our long-term strategy to streamline our operating structure and improve our long term competitiveness by closing and/or transferring production from certain of our manufacturing facilities and through headcount reductions.

We slashed expenses in all areas, reducing operating expenses by nearly $34 million or 24% from a year ago. Despite the tight reign on expenses, income from operations declined $8.9 million to $11.7 million for the quarter, primarily due to the severe impact of the global economic crisis on our customers and our industry, which led to the decline in net sales.

Net loss for the quarter was $9.4 million or a loss of $0.19 per diluted share, compared to a net loss of $4.7 million or a loss of $0.10 per diluted share for the first quarter of 2008.

Segment earnings for the clothing segment was $17.6 million, which compares to earnings of $23.9 million for the first quarter of 2008. Segment earnings for the Roll Covers segment was $7.9 million, compared to earnings of $14.0 million in the first quarter of 2008.

Adjusted EBITDA, as defined by our amended credit facility, was $20.2 million for the quarter, compared to $35.6 million for the first quarter 2008.

Net cash used in operating activities was $7.8 million, compared to net cash provided by operating activities of $29.8 million for the first quarter of 2008. This decrease is due to a decrease in the volume of business as a result of the effect of the global economic crisis on the paper industry and an increase in working capital, principally due to the payment of payables and accruals. Those results were partially offset by our ongoing efforts to improve our operating targets and release “trapped cash” from our balance sheet. Cash on hand at March 31 was $27.5 million, compared to $34.7 million at December 31, 2008, and $31.0 million at March 31, 2008.

To improve operating performance and free up additional cash, we are targeting a reduction in days of receivables and increases in inventory turns and days of payables outstanding. During the 2009 first quarter, as compared with the 2008 first quarter, the Company reported that accounts receivables, as measured as a ratio of days of receivables, were 47 days compared to 65 days; inventory turns were 4.4 compared to 3.2; and days of payables were 61 days compared to 85.

Just as a reminder, our current target metrics are: days sales outstanding not to exceed 50 days; inventory turns not less than six; and payables outstanding not less than 75. As we continue to streamline our operations and as market conditions stabilize, we believe we should be able to meet and exceed these targets.

Debt reduction remains our top priority. During the quarter, we made $21.5 million in principal long-term debt payments, which, along with offsetting currency effects, reduced total bank debt at March 31 to $609.3 million from $617 million at December 31. The $609.3 million balance includes $28 million borrowed under our line of credit in the first quarter of 2009.

We reduced CAPEX during the quarter to $7.0 million, down from $12.1 million in capital expenditures in the first quarter of 2008 and $9.9 million in the fourth quarter of 2008. We expect CAPEX for all of 2009 to be approximately $30 million. Additionally, we expect 2010 CAPEX to be comparable to 2009.

At March 31, we were in compliance with all of our financial covenants. At March 31 the weighted average interest rate on the fixed portion of our long term debt was 9.74%, and 6.79% on the portion that is not fixed.

We are targeting additional restructuring expenses of approximately $4.0 million during 2009. This is primarily related to headcount reductions resulting from changes to the regional management structure in North America and similar actions in Europe. Having reduced headcount by nearly 100 in 2008, we trimmed it by an additional 270 full-time employees during the first quarter.

Other items of note would include the following:

On March 27, 2009, we were notified by the New York Stock Exchange of the acceptance of our plan for continued listing on the New York Stock Exchange, which means that our stock will remain listed during the compliance period, subject to quarterly reviews. Regarding the $1.00 minimum price requirement: because the NYSE has suspended the minimum price requirement through June 30, we will have approximately four months from that date to bring our average share price back over the $1.00 minimum.

On April 15, 2009, our Board approved a performance-based management compensation program, which further aligns the incentives of our senior team with the Company’s 2009 goals, by measuring their performance specifically against Adjusted EBITDA and cash generation metrics. We believe that holding our managers and employees directly responsible for concrete and measurable goals is the most meaningful way to advance our goals of reducing debt and introducing innovative new products to enhance our competitive position.

To summarize our results for the quarter: the global economic downturn had a significant impact on our industry, as evidenced by the soft demand we experienced during the first quarter. We continue to work with our customers to deliver value, while we reduce our costs and pay down our debt, and we remain in compliance with our loan.

With that, I will turn the call back to Stephen.

Stephen Light

Thanks, Marshall. Ladies and gentlemen, no amount of puffery will make Q1 anything but what it was, very difficult. But Q1 is over and we’re on to the rest of the year. We have detailed action plans built on assumptions we made about what will happen in our markets and the global environment for the rest of the year, and we’re implementing them now. I’ll not go into all of them, but I think you might be interested in at least a few of our assumptions and the associated actions.

First, we expect our markets to bottom shortly if they have not already and begin a modest but steady recovery. This assumption is based upon industry reported information, mathematical modeling we’re doing on our order trends, inputs from customers in both public and private meetings, our review of our leading indicators, and the fact that press felt orders are rising in nearly all territories. Why this last fact is so significant, is that when a paper machine has been idle for an extended period of time, the press felts are typically cut off the machine and new ones are installed prior to restarting. This cut off and replace is unique to the press felts, as they cannot be adequately cleaned of fiber and chemicals before the paper machine is shut down. Other fabrics and rolls can be cleaned at the time of shut down and then reused at restart up. All our industry sources in North America tell us that paper inventories are declining, which is the first and a required signal prior to any real production resumption. And lastly, the pulp mills in South America have resumed production of pulp for export to China, where our salesmen tell us the mills are running again.

The second major assumption relates to our cost reduction programs. Many of our 2009 cost reduction programs, specifically those related to supply chain savings, the suspension of the U.S. 401K company match, and the Australian closure were implemented as Q1 ended, so we have not yet experienced their benefits for a full quarter. More programs related to machine utilization and product yield are underway.

Third, while Smurfit and Abitibi filed for bankruptcy, they are both running, and we’re seeing increased volume from Smurfit versus our prior year run rates. This is obviously the result of share gains, which we will protect. We are carefully monitoring the condition of all of our other customers, and I am personally reviewing receivables aging on a regular basis with my financial organization.

Fourth, I know that our success with our Trapped Cash program in 2008 has been much discussed. We are staying with it again in 2009, and expect solid improvements to repeat. Next, we are experiencing excellent new product acceptance across all business segments. Our new European single layer dryer fabric is selling better than we expected. The new press felt we just released has passed all of its trials, and the trial customers have reordered, and we are beginning to get traction in a small venture we are making in the North American non-woven markets where a product very much like our paper matching forming fabrics and made on the same equipment is a good alternative to the current products being used. Mind you, this last one is a small movement, but we see good potential.

Next reason for a modicum of optimism comes from recent remarks by the International Paper Company’s CEO during their strong Q1 earnings release in which they showed optimism for their business, particularly in the second half of the year. And finally, we believe we can be very aggressive in the suspension or delay of much of our CAPEX for 2009. As you will recall, we committed to purchase a large amount of equipment as part of the decision made in mid 2007 to build a Vietnam forming fabric plant. When we decided to curtail work on that facility and change our Asia strategy, we were either not able to cancel all of the equipment or the cancellation charges approximated the full purchase price, so much of that equipment is still inbound. We are optimistic that over time we will deploy this equipment productively in our existing plants. In retrospect as a new executive in the industry, I regret I was not able to foresee the downturn coming until late in the year as I would have been faster to suspend our Vietnam initiative. I apologize to our investors and our employees for that unfortunate delay, but we have done it now and the Company is better for it.

An obvious question in the minds of the investors given our market challenges and the highly leveraged state in which we entered 2009 is whether we’ll be able to satisfy our loan covenants during the year or whether we’ll need another amendment to our credit agreement. Most questions I receive center on the leverage covenant in the third quarter, which decreases from 5.5 to 5.25 simultaneously with the pension freeze gain from last year dropping out of our trailing 12 month Adjusted EBITDA calculation. I believe we will be in compliance with our covenants in 2009. Of course, it will not be easy, but easy is not what we get paid for. During 2008, we built momentum within the organization and accomplished a great amount while we got to know each other. Today, we are a well running team and our capabilities have multiplied. Last week, we had our annual lender update, and I believe I would be correct in saying that our 2009 challenges are the same ones our lenders are hearing from other companies in our industry and in many other industries. I was pleased that there was clear recognition on the part of the lenders of the many improvements we delivered in 2008, and that we have gained some credibility for doing what we say we will.

Finally, before we address your questions and on a more personal note, I’d like to thank Mike O’Donnell, our former Chief Financial Officer, for his many contributions in helping to bring this Company from its privately held roots to the public markets. I’m optimistic I’ll have something to say about my recruiting activities for Mike’s replacement in the near future.

With that, David, Marshall and I are ready for our first question.

Operator

Thank you, sir. If any participant would like to ask a question, please press the star followed by the one on your telephone. If you wish to cancel this request, please press the star followed by the two. Your questions will be polled in the order they are received. There will be a short pause while participants register for question.

And the first question comes from Robert Stobo from Golden Gate Capital. Please, go ahead.

Robert Stobo

Yes. I have three main questions. I was wondering if you could just walk us through the cost saves a little more and how they will roll in throughout the year. I know you say that a good portion came in the fourth quarter and the first quarter of this year. And if we were just to hold revenue steady, and I know that’s not a fair assumption, but if we do just how, you know, the cost benefits would roll through to the EBITDA. I was hoping to get a little closer on the outlook by market by paper segment. I went through Albany’s release last night and they actually gave pretty good outlook by market. I was wondering if we could get a little better. And then just if you could talk about how comfortable you are with liquidity given the revolver in cash and then what were in the pay down of the payables and accruals that caused the working capital to be a use of cash this quarter.

Stephen Light

First, good morning, Robert. And second, we do not give forward guidance. We adhere carefully to that. The cost savings that I mentioned, for example the 401K, went into effect on February 2nd [correct date is February 5th], so we saw two months of that savings in North America. We will obviously see a 50% increase in net savings in second quarter as we go two months to three. The full impact of the salary freezes that we have put in across the Company will start to show up mostly in second half as we have a pretty much a midyear impact on payroll, that’s typical. So in comparison to last year, you’ll see that more heavily in the second half. Our supply chain agreements will come in throughout the year. We’re most pleased with an agreement that we struck with a major yarn supplier which will actually kick in second quarter.

We will not comment on a competitor’s earnings release. I’m moving to your second question.

Robert Stobo

Before you move on just a second. Because the whole Australian facility closure happened in the first quarter, which I think you said was finally completed on March 31st. Could you just walk us through what you think the benefits will be if production levels stay the same?

Stephen Light

I think we anticipated about $3 million of reductions for the year. In the first quarter, we would have gotten essentially nothing as we had provisioned retention agreements for those people we needed to keep until the end of the quarter. So we will see a fairly substantial uptick based on that. And also the removal of the 52 [correct number is 51] people that we had associated with the Vietnam facility occurred during that quarter. So that one is a little more difficult to forecast total impact quarter one versus quarter two as people rolled out in a nonlinear fashion throughout the quarter.

On to the outlook by segment, once again, we’ll not comment on anybody else’s release. I think that you will see and we are beginning to see the uptick in brown paper, as we call it, the packaging material, starting. I’m particularly encouraged by not only the production of pulp in South America but also the firming of prices for pulp production. And finally another signal that brown is coming back if you will is the amount of recycled board material or recycled paper material that is now headed for Asia on the ships that were bringing in product until just very recently were going back empty, so that talks to the recycle side firing back up. I think you’ll see that pretty quickly. Newsprint, anybody’s guess is a good one and probably equally inaccurate on newsprint. There we have a structural decline compounded by the recession driving it down. Where newsprint will come back to in a more steady state economy is yet to be determined.

We have done our — and to your third question, we have done our liquidity modeling and feel comfortable that we will be able to run the business with the liquidity we have available to us. We, of course, pay very close attention to the relationship between our covenants, our liquidity, and market performance. We are anticipating, as I said in the remarks, firming of the market in the second half. We believe that our internal and our external leading indicators tell us that is actually happening right now, so we’ll have to see how that plays out but that’s the basis of our plan.

Robert Stobo

And can you just comment on whether liquidity has improved or declined since Q end, and then a little more insight into the pay down in payables and accruals, whether that is just an adjustment for sales or is there anything in there that is of noting that we shouldn’t anticipate going forward?

Stephen Light

I’m comfortable. What I will tell you on liquidity is that I’m comfortable with the amount of cash that we have available to us to run the business. We have not consumed the entire revolver. We have dry powder. We monitor cash on a daily basis as most good companies do, and I’m comfortable that we have ample to do what we need to do throughout the rest of the year. And the adjustment for the changes that you saw in our working capital, we, of course, had some pay downs that we needed to make. We’ve changed our target on payables and you may have noticed that in Marshall’s remarks from 50 days to 75 days. We recognize it in our 50 day calculation we have payroll rolled in there. And while 50 is still accurate it included a metric that we did not want to use as we look forward, so now we’ve changed that to 75 days. I think the inventory, you’ll see inventory terms improve as we go along from where they are today. Of course, they are better now than they were last year, but inventory will align a little better. As I indicated in the opening remarks, the precipitous drop in the market caught everybody. And as you will recall from 2008, we spent an awful lot of time hammering away on inventory increasing turns from 3.2 to 4.6. But when the market goes away as quickly as it did, it’s difficult to adjust that quickly on incoming material.

Robert Stobo

All right. That’s all the questions that I have. I think you guys are doing a great job. Keep it up.

Stephen Light

Thank you, Robert.

Operator

And the next question comes from Connie Ma from American Securities. Please, go ahead.

Connie Ma

Hi. Good Morning. If we compare our earnings by the clothing segment versus the roll cover segment this quarter versus last year, it shows that earnings margin was constant in the clothing market versus a decline of about 500 basis points in the roll cover segment. Can you talk a little bit about what caused clothing’s margin stability and the roll cover’s margin decline. And if you could also talk about that in the context of what are the different competitive dynamics you are seeing in the roll covers business that allows you to drive a slight average pricing increase versus a slight pricing decrease on the clothing business?

Stephen Light

Let me start with the last one on pricing. We believe that the quality of our products, the technology embedded in our products, and our ability to support customers and to document customers’ cost reduction activities using our products supports the pricing improvements that we’re seeing. I’m really pleased about that. Over a year ago when I gave my first — as a brand new CEO to the Company, I gave my first remarks on an investor call and I made the comment that coming from an industry where value pricing seemed to be used much more than commodity pricing which seemed to be the case here, but I was certainly not going to be the leader in dropping prices. The organization is, I think, appropriately selling our products on a value basis, and the customers are enjoying that value. They’re willing to pay for that. There are significant differences between the clothing and the roll segment in the way we go to market and the way the customer dynamics occur.

First, it’s a different piece of the organization in a paper mill that we sell to. The rolls are sold to the maintenance organization. Clothing is, in general, sold to the production organization. There are different motivations in both places. Rolls, I think, are very much akin to your automobile tires. And you can drive a little more carefully, not drive quite as much and stretch the life of a roll like you would stretch the life of your tire as much as possible. You can patch. You can nurse them along. And to keep that market going, there are tricks that you can do. We have found that customers are extending the life very dramatically, and the fall off in margin relates to our inability to absorb the overhead of the nine [North American] factories that we have running right now at lower consumption rates, so that’s the cost of goods sold, the cost of products sold change that you see there really driven by absorption.

The clothing factories that we have around the world, those that remain after the Australia shutdown, have enjoyed the volume that we provide into Asia being displaced or being moved back to the facilities. For example, in North America, we are making fabrics that were previously made in Australia for the Asian market. We’re doing the same thing in South America and in Europe, and that’s helped dramatically with our overhead absorption in those facilities. That was actually part of our strategy when we evaluated what would happen if we were to close Australia and indefinitely postpone any further work on the Vietnam facility. So the clothing factories are running at a higher rate than the roll cover factories.

Connie Ma

Got you. Can you talk about whether you see any differences in the margin trends that you are experiencing by each major geography?

Stephen Light

That’s very competitively sensitive information. Let me give you a broad brush. Asia is extraordinarily competitive, and the reason for that is the Asian market is fundamentally two pieces. There is what we consider to be the tier one market, and then what some folks have called the ghost market or the second tier market which are the indigenous locally owned, locally operated, and in fact many times locally provisioned paper machines. And to gain access to those paper machines, pricing has to be absolutely rock bottom as the product is much more of a commodity than a technology purchase. We’re seeing improving pricing and customer evaluation of that pricing in South America, particularly as the volumes come up. And there has been some inflation in South America that has helped that. The European and North American markets, I think, are pretty stable in that environment.

Connie Ma

Thank you.

Operator

Thank you. And once again if you would like to ask a question, please press the star followed by the one on your telephone. To cancel this request, please press the star followed by the two.

And the next question comes from Ned Borland from Next Generation Equity Research. Please, go ahead.

Ned Borland

Hey, Stephen. I was just wanting to follow up on the question about the outlook for certain paper grades. Can you maybe quantify the paper grades that you are a little more heavily exposed to? For example, what’s your exposure to newsprint overall?

Stephen Light

I think could speak more to North America. We are significantly exposed to newsprint in North America. We have a very strong position with Abitibi for example on that who is the major player in that market. I’m optimistic that you are going to see newsprint firm up here pretty quickly. Obviously, there is a continual and steady decline going on. I’m reminded of that when I stepped out of the hotel room this morning. The newspaper was about 80% as big as I remember it. I think that that’s— that’s a continuum. I don’t think you’re going to see that fall off a cliff, doesn’t feel to me that there is a tipping point here or critical mass. I’m encouraged by the fact that the mills are running, and right through the unfortunate bankruptcy filing that they have experienced. We also have considerable exposure to newsprint in Europe. Much the same thing is going on there. We’re much less exposed in South America and Asia to newsprint.

The second largest market concentration we have is with packaging material, and that is why you hear us being so focused on things like airfreight shipments, recycled paper going back to Asia, pulp mills running in South America. It would be pretty much a tie, I think, between packaging and newsprint.

Ned Borland

Okay. That’s helpful then. And then another follow up here on an earlier question. We detailed a few indicators about demand maybe retuning in the clothing segment. I was wondering what should we be looking for in a turn in roll covers. I mean you know if we’re likening say roll covers to the tire of a car, what is sort of the 50,000 mile indicator that we look for in those businesses?

Stephen Light

Well, if we stay on the analogy, I would jokingly say a flat tire. It would certainly be a driver, but let me share with you a little more insight as to how we have determined that we think are almost at the bottom. We track orders, and we have looked at the decline or the trend line using linear regression analysis. We’ve used a trend line looking at two years, and that has a slight down slope to the order rate in a particularly indicative geography. And I don’t want to tell you which one, but in a particularly indicative one. If you look at the order input rate for a year, as opposed to for 24 months, you find that the decline trend is faster, more steep if you will. If you look at the six month line, you find that it gets quite steep. But if you look at the three month line, you find that the three month trend line is actually flatter than the two year line. So if you think that the trend line describes the tangent of the curve that you are seeing, as the curve flattens out at the bottom, the trend line is going to look flat and then it is going to start to point up. Many folks use that same technique for tracking stock performance, you know when you break the 100 day average or the 50 day average for example. So we are seeing the decline changing very dramatically, and that says to us there is a bottom, and that’s the roll’s business specifically.

We’re also very pleased to have to tell you with what is going on with our SmartRoll™, and that’s the roll in which we can provide direct pressure readings for the mill manager. The machines that are running with SmartRoll™’s right now are running more efficiently and generating more paper than they were before they got that one roll installed, and that, I think, is giving us pretty significant opportunities to get that market going more quickly than what just a recovery from the recession would do. And we only introduced that thing, that new product in early March, so we have not seen a full year. We’ve not hit all the trade shows with it, but we’ve got rolls either in or on order with each of our major customers.

Ned Borland

Okay. Thank you, Stephen.

Stephen Light

You bet. Thank you, Ned.

Operator

Thank you. As a final reminder, if you would like to ask a question, please press the star followed by the one on your telephone. And there appears to be no further questions, sir.

Stephen Light

David, well thank you very much. Ladies and gentlemen, thank you for joining us this morning. We look forward to talking with you at the scheduled time after the second quarter. Good day.

Operator

Thank you. This concludes Xerium Q1 2009 investor update conference call. Thank you for participating. You may now disconnect.